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                                 EXHIBIT 99.1
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                                For more information:

                                Claudia Groth               Will Anderson
                                OXIS International, Inc.    KVO
                                (503) 283-3911              (503) 221-1551



                  OXIS INTERNATIONAL REPORTS PRIVATE PLACEMENT
                                 OF SECURITIES


PORTLAND, ORE. -- MARCH 5, 1996 -- OXIS International, Inc. (NASDAQ: OXIS) announced today it has raised $ 763,000 through a private placement of 587,053 shares of its Series C Preferred Stock. This placement is the first tranche of up to a maximum $4,000,000 total offering of Series C Preferred Stock expected to close on or before March 31, 1996. The Series C Preferred Stock is initially convertible into Common Stock on a one-for-one basis. Under certain circumstances the conversion ratio may be adjusted.

The offering of the Series C Preferred Stock is being made through a private placement agent. The Series C Preferred Stock and the underlying shares of Common Stock of the Company are not registered under the Securities Act of 1933, as amended. These securities may not be offered and sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

OXIS International, Inc. (NASDAQ: OXIS) is a drug development and diagnostic company dedicated to the research and development of technologies and products to combat diseases associated with free radicals and reactive oxygen species
(ROS). The Company is headquartered in Portland, Oregon, with research facilities outside Paris, France.

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